Exhibit 99.1

Clean Energy Special Situations Corp. Receives Notice from Nasdaq Regarding Suspension of Trading of Securities

New York, New York, May 29, 2024 (GLOBE NEWSWIRE) – Clean Energy Special Situations Corp. (the “Company”) announced that, on May 23, 2024, it received a notification letter (the “Notification Letter”) from the staff of the Listing Qualifications Department (the “Staff”) of the Nasdaq Stock Market LLC (“Nasdaq”) indicating that the Company was not in compliance with Nasdaq’s continued listing standards (the “Rules”), because the Company had not filed its Form 10-Q for the period ended March 31, 2024 (the “Q1 10-Q”). The May 2024 Notification Letter noted that this delinquency serves as an additional basis for delisting the Company’s securities from Nasdaq.

In connection with a previous notification letter dated April 23, 2024 citing delinquencies by the Company in not paying certain fees required by Listing Rule 5250(f) and not filing its Annual Report on Form 10-K for the period ended December 31, 2023, the Company had requested a hearing to appeal the Staff’s determination before a Nasdaq Hearings Panel, which is scheduled to occur on June 11, 2024. The delinquency noted in the May 2024 Notification Letter will also be considered by the Nasdaq Haring Panel.

The Company is considering all options available to it to ensure compliance with all applicable criteria for continued listing on Nasdaq. There can be no assurance, however, that the Nasdaq Hearings Panel will grant the Company’s request for continued listing or that the Company will evidence compliance within any extension period that may be granted by the Nasdaq Hearings Panel. There can be no assurance that the appeal will be successful.

About Clean Energy Special Situations Corp.

Clean Energy Special Situations Corp. is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “estimate,” “plan,” “project,” “forecast,” “intend,” “will,” “expect,” “anticipate,” “believe,” “seek,” “target”, “may”, “intend”, “predict”, “should”, “would”, “predict”, “potential”, “seem”, “future”, “outlook” or other similar expressions (or negative versions of such words or expressions) that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the Company’s control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements.

Contact Information:

Raghunath Kilambi

Chief Executive Officer

c/o Graubard Miller

(212) 818-8800